UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified in Its Charter)

OUTERBRIDGE PARTNERS, LP OUTERBRIDGE CAPITAL MANAGEMENT, LLC OUTERBRIDGE PARTNERS GP, LLC OUTERBRIDGE BARTLEBY FUND, LP OUTERBRIDGE BARTLEBY GP, LLC RORY WALLACE WENDI B. CARPENTER SIDNEY E. FUCHS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Outerbridge Capital Management, LLC, together with the other participants named herein (collectively, “Outerbridge”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

Item 1: On November 23, 2021, Outerbridge issued the following press release:

Outerbridge Issues Presentation Detailing the Need for Board Refreshment at Comtech

Believes Board Lacks the Expertise and Independence to Hold Management Accountable for Consistently Poor Performance, Failed Strategies, and Dilutive Transactions

Highlights Board’s Entrenchment Maneuvers, Severe Lack of Necessary Relevant Experience, and Poor Corporate Governance Practices

Urges Shareholders to Vote on the White Proxy Card for the Election of Highly Qualified and Fully Independent Nominees Wendi Carpenter and Sidney Fuchs

NEW YORK – November 23, 2021 – Outerbridge Capital Management, LLC (“Outerbridge”), a beneficial owner of approximately 4.9% of Comtech Telecommunications Corp.’s (NASDAQ: CMTL) (“Comtech” or the “Company”) outstanding shares of common stock, today issued an investor presentation outlining the case for change at Comtech. Outerbridge has nominated two highly qualified director candidates – Wendi Carpenter and Sidney “Sid” Fuchs – for election to the Comtech Board of Directors (the “Board”) at the upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for December 17, 2021.

The presentation is available here and additional materials are available at: https://www.restorecomtech.com/stockholder-materials.

The presentation highlights the following:

•	Comtech’s Persistent Underperformance, Strategic Failures, and Lost Credibility – The Company’s total shareholder return (TSR) has underperformed relative to peers and relevant indices on a 1-, 3-, 5-, and 10-year basis, while revenue and adjusted EBITDA have been stagnant. The fact that earnings announcements have resulted in negative 1-day price reactions for the past eight consecutive quarters seriously calls into question management’s and the Board’s credibility.

•	A Long History of Poor Capital Allocation and Failed M&A – Since 2016, management has spent $600 million on acquisitions and $350 million on R&D, resulting in over $700 million of shareholder value destruction – with the most recent failed acquisition attempt costing shareholders a $70 million termination fee. Further, return on invested capital has failed to exceed the Company’s weighted average cost of capital of 7.5% in each of the past five years.

•	A Track Record of Poor Corporate Governance and Lack of True Independence on the Board – The flawed Board refreshment process has resulted in the addition of directors with no real independence or relevant experience needed to push back on management’s failed strategies and instill accountability in the boardroom. What’s more, Comtech is appointing new directors after the Annual Meeting, thus depriving shareholders of a voice on these candidates.

•	A Disappointing Pattern of Dismissive Engagement and Entrenchment Maneuvers – The Board’s decision to appoint as its next CEO 20-year Comtech executive Michael Porcelain, who contributed significantly to the Company’s poor performance as both CFO and COO, is highly questionable and will likely perpetuate the status quo at Comtech. Additionally, the Board approved a highly dilutive PIPE transaction following Outerbridge's engagement and nomination, allowing preferred shares to be voted on an as-converted basis and effectively securing ~13.5% of the voting shares in favor of the Board at the Annual Meeting.

•	A Board Underqualified to Guide Comtech or Evaluate Strategic Offers – The Board has been almost exclusively comprised of financial professionals who lack the technical and operational expertise relevant to the core business. The terms of the recent PIPE transaction – which included no premium, was highly dilutive, and diminished the voting rights of common shareholders – raises doubts as to whether the current Board will act in the best interest of all shareholders.

•	Outerbridge Nominees Represent the Best Choice for Shareholders – The Outerbridge nominees were recruited and selected with the help of an independent recruitment firm based solely on their relevant industry and board experience, and after a thorough conflict check. Unlike Comtech's nominees and recent appointee who have no relevant industry experience, the Outerbridge nominees have extensive knowledge of and experience in Comtech’s end-markets, as well as a proven track record of success in leading large organizations involved with satellite communications, aerospace & defense, public safety, and government contracting.

Vote on the WHITE proxy card to elect Outerbridge’s highly qualified and fully independent nominees to the Comtech Board.

About Outerbridge Capital Management, LLC

Outerbridge Capital Management, LLC is a New York-based investment adviser that typically invests across the technology and technology-impacted sectors. As part of its investment process, Outerbridge regularly conducts significant due diligence on its portfolio companies and engages constructively with both management teams and boards where appropriate.

Investor contact:

Rory Wallace

Chief Investment Officer

Outerbridge Capital Management, LLC

(347) 493-0350

rory@outerbridgecapital.com

info@outerbridgecapital.com

OR

Harkins Kovler, LLC

Jordan Kovler / Rahsaan Wareham

(212) 468-5384 / (212) 468-5380

jkovler@harkinskovler.com / rwareham@harkinskovler.com

Media contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com

Item 2: Also on November 23, 2021, Outerbridge posted the following materials to www.restorecomtech.com: